Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       May 1, 2008

NSTAR Reports Solid First Quarter Results for 2008

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $59.2 million, or $0.55 per common share, for the first quarter of 2008, compared to $47.8 million, or $0.45 per share reported for the same period in 2007.

Chairman, President and Chief Executive Officer Thomas J. May said, “Our performance in the first quarter provides a solid start for the year.  We maintain our commitment to deliver superior service to customers and excellent results to shareholders.  We are committed to investing in our infrastructure to ensure that we maintain high reliability and we’re working hard to keep our costs at the lowest level possible.”

May added, “We are continuing to pursue various energy efficiency initiatives with our customers in concert with the state’s comprehensive energy plan.  The “Marshfield Energy Challenge” follows on the heels of the Cambridge Energy Alliance that was introduced last year.  Its focus is to meet growing energy demand by combining targeted energy efficiency efforts with small renewable generation and demand response systems.

In addition, we are also supporting the City of Boston’s recently announced “Solar Boston” initiative to encourage the use of solar power in Boston.  The goal of this program is to increase the amount of installed solar capacity to 25 megawatts by 2015 from just a half a megawatt today.”

May concluded, “We need dynamic and innovative solutions to help meet our customers’ growing energy needs in the cleanest, most efficient way possible.  Through these programs, we hope to meet these challenges while also maximizing the use of renewable technologies.”

Earnings per share for the first quarter of 2008 increased $0.10, or 22%, compared to the same period last year.  Factors that contributed to this increase include revenues related to our growing transmission business and an improvement in earnings from non-utility operations.  Also, higher distribution revenues related to the seven-year rate agreement that became effective two years ago, and a 1.2% increase in electric sales had a positive impact on the quarter’s performance.   Two factors that had a negative impact on reported earnings for the quarter were the 3.2% decline in gas sales, reflecting milder weather conditions as evidenced by the 4.3% drop in heating degree days, and an increase in depreciation costs which results from the continued investment in our electric and gas system infrastructure.

The company also reported earnings of $2.18 per share for the twelve-month period ended March 31, 2008 compared to $1.96 per share for the same twelve-month period last year, an increase of 11%.

NSTAR also reaffirms its 2008 earnings guidance of between $2.16 per share and $2.26 per share.

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Comparative unaudited results for the first quarter and twelve-month periods were as follows:

Financial Data (in thousands, except per share data)

Three months ended March 31:	2008	2007	% Change
Operating revenues	$895,581	$984,378	(9.0)%
Net income	$59,236	$47,820	23.9%
Earnings per basic and diluted share	$0.55	$0.45	22.2%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,008	107,150	(0.1)%
Dividends paid per common share	$0.35	$0.325	7.7%

Twelve months ended March 31:	2008	2007	% Change
Operating revenues	$3,172,987	$3,527,310	(10.0)%
Net income	$232,931	$210,547	10.6%
Earnings per share:
Basic	$2.18	$1.97	10.7%
Diluted	$2.18	$1.96	11.2%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	106,918	107,155	(0.2)%
Dividends paid per common share	$1.325	$1.2325	7.5%

More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q that is expected to be filed with the Securities and Exchange Commission on May 5, 2008.

First Quarter Conference Call

NSTAR is holding a conference call to discuss its first quarter results on Friday, May 2, 2008 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Webcast

Please note that we are planning to webcast a presentation at the American Gas Association’s Financial Forum in Miami Beach, FL on Monday, May 5, 2008 at 2:20 p.m. (Eastern Time).  To access this webcast go to www.nstar.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be distributed at the meeting.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission)

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with respect to allowed rates of return, rate structure, continued recovery of regulatory assets and energy costs, financings, municipalization acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self-generation by our customers; the impact of performance service quality measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.2 billion and assets of $7.8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstar.com.

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